Exhibit C

                             SHAREHOLDERS AGREEMENT


                                    BETWEEN


                             KOOR INDUSTRIES LTD.,


                           FEDERMANN ENTERPRISES LTD.

                                      AND

                            HERIS AKTIENGESELLSCHAFT

                     [TRANSLATED FROM THE HEBREW ORIGINAL]


                             SHAREHOLDERS AGREEMENT
                             ----------------------

                Made in Tel Aviv this 27th day of December 2004


                                    BETWEEN

                              Koor Industries Ltd.
                whose address for the purpose of this Agreement
               is 14 Hamalacha Street, Afek Industrial Park, Rosh
                                 Ha'ayin 48091
                                    ("Koor")

                                                                of the one part
                                                                ---------------

                                      AND

                         1.  Federmann Enterprises Ltd.
                             ("Federmann Enterprises")

                         2.  Heris Aktiengesellschaft
                                    ("Heris")
           whose address solely for the purpose of this Agreement is
                          99 Hayarkon Street, Tel Aviv
                (Federmann Enterprises and Heris are hereinafter
               jointly and severally referred to as "Federmann")

                                                              of the other part
                                                              -----------------

                          (hereinafter the "Parties")

WHEREAS on the date of signing this Agreement Federmann is the holder of 19,915,448 Ordinary Shares of 1 NIS par value each of Elbit Systems Ltd, a public company whose Shares are traded on the Tel Aviv Stock Exchange and on Nasdaq in the United States (hereinafter the "Company"), of which Federmann Enterprises is owner of 16,078,990 Ordinary Shares of 1 NIS par value each of the Company and Heris is the owner of 3,836,458 Ordinary Shares of 1 NIS par value each of the Company (those specific Shares and bonus Shares that are in future issued in respect of them, if at all, excluding the Koor Shares, as defined below, are hereinafter the "Federmann Shares");

AND WHEREAS       in accordance with a Share Transfer Deed between Federmann
                  Enterprises and Koor, together with the appendices thereto, of which this Agreement constitutes Appendix 10.7 (herein the "Deed of Sale"), Federmann Enterprises and Koor have agreed upon the sale of 4,000,000 (four million) Ordinary
                  Shares of 1 NIS par value each of the Company from Federmann
                  Enterprises to Koor, subject to various conditions precedent and in two stages, in the first stage 2,160,000 (two million one hundred and sixty thousand) Ordinary Shares of 1 NIS par value each of the Company being sold to Koor, and in the second stage an additional 1,840,000 (one million eight hundred and forty thousand) Ordinary Shares of the Company being sold to Koor, all subject to and in accordance with the provisions of the Deed of Sale (the specific Shares that are to be transferred to Koor from Federmann Enterprises pursuant to the Deed of Sale and bonus Shares issued in respect of them, if at all, are herein referred to as the "Koor Shares");

AND WHEREAS       the Parties wish to set forth their relationship with respect to their holdings of the Company's Shares.


NOW THEREFORE THE PARTIES HEREBY WARRANT, PROVIDE AND AGREE BETWEEN THEM AS
FOLLOWS:

1.       Preamble and Interpretation
         ---------------------------

         1.1 The preamble and appendices hereto constitute an integral part hereof and are as binding as the other terms hereof.

         1.2 The Clause headings herein are solely for the sake of convenience and are not to be applied in the interpretation hereof.

2.       Definitions
         -----------

         In this Agreement the following terms shall have the meanings ascribed to them, unless expressly stated otherwise:

         2.1      "Heris" means Heris Aktiengesellschaft (Company No.
                  56-002196-6);

         2.2 "Independent Director" means a director who meets all the independence criteria in accordance with the Foreign Law;

         2.3 "Stock Exchange" means the Tel Aviv Stock Exchange Ltd. or the Nasdaq National Market or any other stock exchange on which the Company's Shares are listed for trade;

         2.4      "External Director" means as defined in the Companies Law;

         2.5 "Foreign Law" means the law applicable in the United States regarding securities, including the provisions of the Sarbanes Oxley Act and the rules and regulations that have been and are in future issued by virtue thereof, and including the rules of the Nasdaq National Market;

         2.6 "Agreement" means this Agreement together with the appendices hereto;

         2.7      "Company" means Elbit Systems Ltd. (Public Company No.
                  520043027);

         2.8 "First Minimum Quantity" means 3,050,000 (three million fifty thousand) Ordinary Shares, together with all bonus Shares that are issued in respect of them, if any, and together with all the Shares that are issued to Koor by virtue of rights that are vested in Koor solely in respect of the Koor Shares in the context of a rights offering of the Company to its shareholders, if any, all from the time of signing this Agreement;

         2.9 "Second Minimum Quantity" means 2,050,000 (two million fifty thousand) Ordinary Shares, together with all bonus Shares that are issued in respect of them, if any, and together with all the Shares that are issued to Koor by virtue of rights that are vested in Koor solely in respect of the Koor Shares in the context of a rights offering of the Company to its shareholders, if any, all from the time of signing this Agreement;

         2.10 "Transfer" means a sale, gift, realization of a lien (but not the creation of a lien), loan and any other transfer whatsoever of a Share and/or any right vested in the Share's owner and/or holder, whether or not for consideration and whether voluntary or involuntary;

         2.11     "Companies Law" means the [Israeli] Companies Law, 5759-1999;

         2.12 "First Minimum Percentage" means 6.45% of the Company's issued share capital at the time of computation;

         2.13 "Second Minimum Percentage" means 4.32% of the Company's issued share capital at the time of computation;

         2.14 "Business Day" means a day on which the two major banks in Israel are open for business, other than Fridays and holiday eves, which shall not be treated as a Business Day;

         2.15     "Koor" means Koor Industries Ltd. (Public Company No.
                  520014143);

         2.16     "First Closing Date" means as defined in the Deed of Sale;

         2.17     "Second Closing Date" means as defined in the Deed of Sale;

         2.18 "Stock Exchange Sale" means a sale in the context of trading on the Stock Exchange or a sale in a transaction outside the Stock Exchange by means of a distributor to buyers whose identity is unknown to the seller or a sale to trust funds in Israel or abroad or to provident funds or to provident fund management companies;

         2.19     "Koor Shares" means as stated in the preamble hereto;

         2.20     "Federmann Shares" means as stated in the preamble hereto;

         2.21 "Ordinary Shares", "Shares" or the "Company's Shares" means Ordinary Shares of 1 NIS par value each in the Company;

         2.22 "Federmann Enterprises" means Federmann Enterprises Ltd. (Private Company No. 512278391);

         2.23     "Officer" means as defined in the Companies Law;

         2.24 "Free and Clear" means free and clear of any charge, pledge, attachment, levy, debt, lien, claim, right of pre-emption, right of refusal, option, lock-up arrangement or any further or other third party right whatsoever, other than restrictions in respect of the Transfer and/or negotiability of Shares that are imposed pursuant to the Foreign Law (Shares which are not registered under U.S. securities laws);

         2.25     "Federmann" means as stated in the preamble hereto;

         2.26 "Acquisition" means acquisition, purchase, receipt of a gift and any receipt of a Transfer, in any way whatsoever, of a Share and/or right vested in the owner and/or holder of the Share, whether or not for consideration;

         2.27     "Deed of Sale" means as stated in the preamble hereto;

         2.28 "Direct Control" means Control deriving from holding Shares alone and not together with others;

         2.29 "Control" means as the term is defined in the [Israel] Securities Law, 5728-1968;

         2.30 "Qualification Conditions" means all the requirements in accordance with applicable law and pursuant to the Company's documents of incorporation for a person to serve as a director of the Company, including security clearance as required in Israel for the purpose of such service, but excluding the conditions for an Independent Director.

3.       The Parties' Warranties
         -----------------------

         3.1 Federmann hereby warrants that Federmann Enterprises is a limited company, duly registered in Israel and that Heris is a foreign company, duly registered in Liechtenstein.

         3.2 Koor hereby warrants that it is a limited company, duly registered in Israel.

         3.3 Each of the Parties warrants that it is empowered to enter into this Agreement and perform all its obligations pursuant hereto and that its signatories hereto are duly empowered to obligate it.

         3.4 Each of the Parties hereto warrants and undertakes that there is no legal impediment and/or no impediment pursuant to its incorporation documents and/or applicable law and/or any order or direction of a court and/or any contract, understanding or agreement to which it is a party, to its entering into this Agreement and performing all its obligations pursuant hereto.

         3.5 Except as set out in this Agreement, each of the Parties hereby warrants that it is in possession of all the approvals and consents necessary for the purpose of signing and performing this Agreement.

         3.6 Each of the Parties further warrants that it is not a party to any agreement, arrangement or obligation that is contrary to and/or impairs its ability to perform all its obligations pursuant hereto.

4.       Voting Agreement - Board of Directors
         -------------------------------------

         4.1 From the Second Closing Date until such time as Koor's holdings of the Koor Shares fall below the First Minimum Percentage or until such time as Koor's holdings of the Koor Shares fall below the First Minimum Quantity, whichever is earlier, Federmann shall vote by virtue of all its holdings in the Company's Shares in favor of the election to the Company's Board of Directors of such number of candidates as are nominated to office by Koor, which is the greater of:

                  (1)      two directors; or

                  (2) a number of directors equal to 20% of the number of the Company's directors, including External Directors and including the directors who are elected as aforesaid in accordance with Koor's nomination, rounded up to the nearest whole number.

                  It is hereby agreed that if it is required in accordance with the Foreign Law that a majority of the Company's directors are Independent Directors, Koor undertakes that at least one half of the directors who are elected to office in accordance with its nomination as aforesaid, that number being rounded up to the nearest whole number, will fulfil the conditions required in respect of Independent Directors.

         4.2 After the Second Closing Date, from such time as Koor's holdings of the Koor Shares fall below the First Minimum Percentage or from such time as Koor's holdings of the Koor Shares fall below the First Minimum Quantity, whichever is earlier, until such time as Koor's holdings of the Koor Shares fall below the Second Minimum Percentage or until such time as Koor's holdings of the Koor Shares fall below the Second Minimum Quantity, whichever is earlier, Federmann shall vote by virtue of all its holdings in the Company's Shares in favor of the election of one director who has been nominated by Koor, provided that the candidate fulfils all the Qualification Conditions.

         4.3      From the First Closing Date until:

                  (i)      the Second Closing Date; or

                  (ii) to the extent that the Second Closing Date does not occur, until such time as Koor's holdings of the Koor Shares fall below the Second Minimum Percentage or until such time as Koor's holdings of the Koor Shares fall below the Second Minimum Quantity, whichever is earlier;

                  Federmann shall vote by virtue of all its holdings in the Company's Shares in favor of the election of one director who has been nominated by Koor, provided that the candidate fulfils all the Qualification Conditions.

         4.4 From the First Closing Date, so long as Federmann holds 20% or more of the Company's issued share capital and so long as Koor holds the Company's Shares, Koor shall vote by virtue of all its holdings in the Company's Shares:

                  4.4.1 In favor of the election of all the directors of the Company whose candidacy for office has been nominated by Federmann, except for the directors for whose election Federmann has undertaken to vote as provided in Clauses 4.1 or 4.2 or 4.3, as the case may be, except for a candidate who does not fulfil the Qualification Conditions.

                  4.4.2    Without derogating from the generality of Clause
                           4.4.1 above, in favor of the appointment of all the external directors whose candidacy is nominated by Federmann.

                  4.4.3 In favor of the appointment of the chairperson of the board of directors who has been nominated for office by Federmann, provided that if at the time of the General Meeting at which the appointment of the chairperson of the Company's board of directors is raised for discussion and vote, Koor is entitled to the restricted right described in Clause 6.3 below, then at the time of the General Meeting there shall serve one of the directors who has been elected to office in accordance with Koor's nomination as provided in Clause 4.1 above, who is nominated by Koor as Vice chairperson of the Company's board of directors.

         4.5 In Clauses 4.6 to 4.8 below, "Proposing Party" means the Party on whose nomination, as provided in Clauses 4.1 or 4.2 or 4.3 or 4.4 above, a particular candidate has been appointed as a director of the Company.

         4.6 If a Proposing Party wishes to replace or terminate the office of a director elected in accordance with its nomination, the Parties shall act, to the extent necessary, to hold a General Meeting of the Company and vote in favor of a proposal to remove said director from office and in favor of the appointment of another director in his place whose candidacy is nominated by the Proposing Party and who fulfils all the Qualification Conditions.

         4.7 The Parties shall vote against a proposal to remove from office a director whose candidacy was nominated by Koor or Federmann, unless the Proposing Party otherwise instructs in writing and in advance.

         4.8 If the post of a director is vacated for any reason, the Parties shall act, to the extent necessary, to hold a General Meeting of the Company and vote for the appointment as a director of such candidate as nominated by the Proposing Party in place of the director whose post has become vacant, provided that such candidate meets all the Qualification Conditions.

         4.9 Before holding any General Meeting of the Company, on the agenda of which is the appointment of directors, notice shall be given by the Company or by Federmann to Koor in connection with holding the General Meeting and, in accordance with applicable law and the Company's incorporation documents, each Party shall give the Company three Business Days' prior written notice, with a copy to the other, of the candidates nominated by it for the office of a director in the Company, as provided in this Clause 4 above.

         4.10 Should Koor's holdings of the Koor Shares fall below the First Minimum Percentage or should Koor's holdings of the Koor Shares fall below the First Minimum Quantity, whichever is earlier, Koor shall use its best efforts, subject to applicable law, in order to procure that all the directors who have been appointed to office on Koor's nomination as provided in Clause 4.1 above, other than one director, will immediately resign from their office as directors of the Company.

         4.11 Should Koor's holdings of the Koor Shares fall below the Second Minimum Percentage or should Koor's holdings of the Koor Shares fall below the Second Minimum Quantity, whichever is earlier, Koor shall use its best efforts, subject to applicable law, to procure that the director appointed to office on its nomination, as provided in Clauses 4.2 and/or
                  4.3 above, shall immediately resign from his office as a director.

5.       General Voting Agreement
         ------------------------

         5.1 From the First Closing Date and subject to the provisions of Clause 4 above, Koor undertakes to vote by virtue of all its holdings in the Company's Shares, on every matter and proposed resolution that is put to the Company's General Meeting for decision and/or for a resolution of the Company's shareholders in any manner whatsoever, in accordance with written instructions that are given to it by Federmann at least seven Business Days in advance before the time of the relevant General Meeting or the time of passing the relevant resolution, as the case may be.

                  Solely for the purpose of this Clause 5.1, Koor shall not be deemed holder of the Company's Shares that are exclusively owned by related private companies that are not companies under Koor's Control and by related public companies of Koor. At Federmann's request and subject to applicable law, Koor shall make a recommendation to those companies to vote in accordance with such instructions as have been given to Koor by Federmann as aforesaid.

         5.2      The provisions of Clause 5.1 above shall not apply:

                  (i) as regards approval by the Company's General Meeting of transactions that are to be approved by reason of the fact that Federmann, Federmann's controlling shareholders or the officers of any of them have a personal interest in them; and

                  (ii) in connection with a proposal to alter the Company's Articles of Association that is such as to affect Koor's rights in accordance with the Company's Articles of Association in a manner that is prejudicial to Koor in comparison with Federmann.

         5.3 For the performance of the provisions of Clauses 4 and 5 above, the Parties undertake to attend every General Meeting of the Company and do all acts necessary, at the times prescribed therefor, so that their voting in the General Meeting by virtue of all their holdings in the Company will be valid and effective in accordance with applicable law and pursuant to the Company's incorporation documents.

6.       Other Non-Transferable Rights
         -----------------------------

         6.1 Koor undertakes to give Federmann written notice immediately after it learns that members of Charles Bronfman's family and/or trusts for the benefit of Charles Bronfman's family have ceased being Koor's controlling shareholders.

                  Federmann may, in its discretion, give written notice to Koor within 90 days of the date on which it receives Koor's written notice as aforesaid that it has decided to bring to an end the additional non-transferable rights set out in Clause 6.3 below (the date on which Federmann's written notice is received by Koor being referred to below in this Clause as the "Termination Date").

         6.2 The provisions of Clauses 6.3 to 6.8 below shall only apply in the period between the Second Closing Date and the earlier of the following two dates:

                  6.2.1 such time as the number of the Koor Shares that are exclusively owned by Koor falls below the First Minimum

                           Percentage or such time as the number of the Koor Shares that are exclusively owned by Koor falls below the First Minimum Quantity, whichever is earlier. For the avoidance of doubt, Shares owned by a person or entity that is not Koor shall not be deemed as Shares that are exclusively owned by Koor, even if Koor is deemed to hold them by virtue of Clause 17.6 below; or

                  6.2.2 the Termination Date, as defined in Clause 6.1 above.

         6.3 The Parties shall act, subject to applicable law, for the appointment of one of the directors who have been elected to office on the nomination of Koor as provided in Clause 4.1 above, who shall be nominated by Koor, as Vice Chairperson of the Company's Board of Directors.

         6.4 The Parties shall act, subject to applicable law, so that on every one of the Company's Board of Directors' committees there shall be a member one of the directors elected for office on Koor's nomination as provided in Clause 4.1 above, who shall be nominated by Koor.

         6.5 The Parties shall act, subject to applicable law, so that there shall be established in the Company a board of directors' committee for strategic planning, its members being: one of the directors elected for office on Koor's nomination as provided in Clause 4.1 above, who shall be nominated by Koor, at least one of the external directors and such other directors as determined by the Company's board of directors (hereinafter the "Strategic Planning Committee"). The function of the Strategic Planning Committee shall be to assist and make recommendations to the Company's board of directors on the strategic planning of the Company's business activity.

         6.6 When the tenure of Mr Joseph Ackerman (hereinafter "Mr. Ackerman") as President and CEO of the Company comes to an end, the Parties shall act, subject to the provisions of applicable law, so that the Company's board of directors establishes a special search committee, the composition of which shall include the Chairperson of the board of directors, the Vice Chairperson of the board of directors, a director elected to office on the nomination of Federmann as provided in Clause 4.4.1 above and a director elected to office on the nomination of Koor, as provided in Clause 4.1 above (hereinafter the "Search Committee"). The Search Committee shall act for 30 days in an attempt to identify a candidate for the post of the Company's CEO, who is agreed by all the members of the Committee and it shall make a recommendation to the Company's board of directors to elect that candidate to the post of the Company's CEO. In any event, even if the Search Committee has been unable to locate a candidate agreed by all the members of the Search Committee within 30 days as aforesaid, the Company's CEO shall be elected by the Company's board of directors.

                  For the avoidance of doubt, it is clarified that the Company's President and CEO is currently Mr Ackerman, and that the Company's board of directors may extend Mr Ackerman's tenure as it deems fit, and that the Search Committee mentioned above shall not be established for that purpose.

         6.7 To the extent requested to do so by Koor, Federmann shall vote in the Company's General Meeting by virtue of all its holdings in the Company in order to pass a resolution of the Company approving the Company's entering into a Registration Rights Agreement with Koor, which will vest Koor, so long as it holds 5% or more of the Company's issued share capital, with one demand right on the same conditions, mutatis mutandis, ("Registration Right") as those detailed in the Registration Rights Agreement dated 5 July 2000 among the Company, Elron Electronic Industries Ltd. and Federmann (the "Registration Rights Agreement"). Federmann hereby undertakes that to the extent that pursuant to the Registration Rights Agreement it is vested with more than one demand right and to the extent that the Company so requires for the purpose of granting the Registration Right to Koor, Federmann shall, without any consideration or compensation, relinquish one demand right that is vested in it pursuant to the Registration Rights Agreement.

         6.8 Should officers or controlling shareholders of Federmann serve as directors of any subsidiary of the Company, the Parties shall act, subject to applicable law, so that the Company also appoints as a director of that subsidiary one of the directors of the Company who has been appointed to office on Koor's nomination as provided in Clause 4 above. The foregoing shall not apply if there is any legal restriction to the appointment of more than one director, who is a director of the Company, to the subsidiary's board of directors as aforesaid.

7. For the avoidance of doubt, it is clarified that the rights granted to Koor pursuant to Clause 6 above, in all its sub-clauses, are personal (non-transferable) rights that are not attached to the Koor Shares that are held by Koor. Said rights are not assignable and/or transferable to any third party, either together with a Transfer of all or any of the Koor Shares in the Company or otherwise.

8.       Restrictions on Transfer of Shares
         ----------------------------------

         8.1 From the First Closing Date, Koor shall not Transfer all or any of the Koor Shares, including in the event of a forced sale due to receivership, execution proceedings or winding-up proceedings, except subject to and in accordance with the provisions of Clauses 10, 11 and 12 below.

         8.2 From the First Closing Date, Federmann shall not Transfer all or any of the Federmann Shares, including in the event of a forced sale due to receivership, execution proceedings or winding-up proceedings, except subject to and in accordance with the provisions of Clauses 9 and 12 below.

9.       Koor's Tag-Along Right on a Sale of the Federmann Shares
         --------------------------------------------------------

         9.1 Should Federmann wish to Transfer any of the Federmann Shares that constitute more than half the Federmann Shares that are held by Federmann for the time being to a third party (in this Clause 9 the "Third Party"), Federmann shall provide Koor written notice detailing the number of Shares that it intends to Transfer to the Third Party (in this Clause "the Offered Shares"), the identity of the Third Party, the identity of all the Third Party's ultimate interested parties or, to the extent that the Third Party wishes to receive a Transfer of the Offered Shares indirectly through a trustee and/or another person and/or another entity in any manner whatsoever, the identity of every such trustee and other person and entity as aforesaid and the identity of the third party beneficiary and all its ultimate interested parties, the number of Shares that are held by Federmann at the time of giving the notice, all to the level of detail for which the Company and/or the Third Party would be obligated, in accordance with Israeli securities laws, for reporting the identity of the said entities and persons, were the Third Party an interested party in the Company, and the consideration that the Third Party has undertaken to pay Federmann for the Offered Shares, the payment terms and all the other material conditions of the transaction, including the transaction's conditions precedent (hereinafter in this Clause the "Sale Notice").

         9.2 By the end of a period of 7 Business Days starting on the date of Koor's receipt of the Sale Notice (hereinafter the "Tag-Along Notice Period"), Koor may provide Federmann written notice that it wishes to sell to the Third Party the Koor Shares that it holds at that time or a portion thereof together with the Offered Shares and at the price and on the payment terms and other conditions specified in the Sale Notice (in this Clause 9 the "Tag-Along Notice"). In the Tag-Along Notice, which will be provided during the Tag-Along Notice Period, Koor shall specify the quantity of Shares, solely out of the Koor Shares, that Koor wishes to sell the Third Party as aforesaid.

         9.3 Should Koor provide a Tag-Along Notice during the Tag-Along Notice Period, Federmann shall be entitled to Transfer its Shares to the Third Party, provided that the Third Party also purchases from Koor, at the price and on the payment terms and other conditions specified in the Sale Notice, and at the same time, the Koor Shares specified by Koor in the Tag-Along Notice. If the number of Offered Shares, together with the number of the Koor Shares specified in the Tag-Along Notice, exceeds the quantity of Shares that the Third Party is willing to purchase, the quantity of Shares that is purchased by the Third Party shall be apportioned pro rata between Federmann and Koor in the ratio between the number of the Federmann Shares that are held by Federmann prior to completing the Share Transfer to the Third Party and the number of the Koor Shares that are held by Koor prior to completing the Share Transfer to the Third Party.

         9.4 Should Koor not provide a Tag-Along Notice during the Tag-Along Notice Period, Federmann may Transfer the Offered Shares to the Third Party for consideration and on payment terms and other conditions no better to Federmann than those detailed in the Sale Notice, provided that an Agreement for the Transfer of the Offered Shares is signed by Federmann and the Third Party within 30 Business Days of the end of the Tag-Along Notice Period and the Transfer of the Offered Shares pursuant thereto is completed within 180 days of the end of the Tag-Along Notice Period, all subject to the provisions of Clauses 12.1 to 12.3 below.

         9.5 For the avoidance of doubt, to the extent that a transaction for the Transfer to the Third Party of the Offered Shares is not signed by the expiration of 30 Business Days from the end of the Tag-Along Notice Period or the transaction for the Transfer of the Offered Shares is not completed within 180 days of the end of the Tag-Along Notice Period, Federmann may only Transfer the Offered Shares after again providing a Tag-Along Notice to Koor as provided above in this Clause 9.

         9.6 For the purpose of the foregoing provisions of Clause 9, there shall be deemed as a single Transfer (1) a number of transactions for the Transfer of Shares that are effected with a single Third Party during a six-month period and for such purpose a "Transaction for the Transfer of Shares" includes the grant, Transfer or sale of any option or right to acquire or receive Shares; and the "Single Third Party" includes any related company (as defined in the Securities Law, 5728-1968) of the Third Party and any interested party (as defined in the Securities Law, 5728-1968) in any of them and includes anyone acting with the Third Party, in cooperation under an agreement, whether written or oral, and also (2) a transaction for the Transfer of Shares (as defined above) in the scope of which there are Transferred in any manner whatsoever - including as a result of a Transfer of Control in Heris from Federmann Enterprises to a Third Party or Third Parties and/or in other subsidiaries of Federmann from Federmann to any Third Party or Third Parties and/or a Transfer of actual economic control of the Federmann Shares that are owned by Heris and/or other subsidiaries of Federmann from Federmann to any Third Party or Third Parties
                  - Shares of Federmann, from Federmann to any Third Party or Third Parties, in a percentage of more than 50% of the Federmann Shares that are then held by Federmann.

         9.7 For the avoidance of doubt, the foregoing shall not preclude Federmann from entering into an agreement to Transfer the Offered Shares to the Third Party before giving the Sale Notice, provided that such does not preclude Koor from tagging along in the sale of the Offered Shares to the Third Party in accordance with the provisions of this Clause 9.

         9.8 Without derogating from and in addition to the provisions of Clause 9.6, the provisions of Clauses 9.1 to 9.7 above shall not apply, and Koor shall not have a Tag-Along Right, in respect of a Transfer of any of the Federmann Shares from Federmann Enterprises to Heris and vice versa. Nevertheless, if Federmann Enterprises sells Control of Heris and at the time of the sale Heris holds more than 50% of the Federmann Shares, Federmann shall grant Koor the Tag-Along Right as provided in Clauses 9.1 to 9.7 above, mutatis mutandis. To the extent that at the time of the Transfer of Control of Heris, Heris holds other assets, in addition to the Federmann Shares, the value of the Federmann Shares that are held by Heris at that time shall be determined by an appraiser agreed between the Parties, and in the absence of such agreement, then by the chairperson of the accounting firm of Somekh Chaikin (KPMG), who may also appoint himself.

         9.9      It is agreed that the foregoing provisions of Clauses 9.1 to
                  9.8 shall not apply and Koor's Tag-Along Right shall expire from such time as Koor's holdings of the Koor Shares fall below the Second Minimum Percentage or from such time as Koor's holdings fall below the Second Minimum Quantity, whichever is earlier.

10.      Non-Transfer of Shares by Koor
         ------------------------------

         Koor shall not Transfer the Koor Shares or any of them during the period commencing on the date of signing this Agreement and ending at the later of the following two dates:

         10.1     on the expiration of 12 months after the First Closing Date;
                  or

         10.2 if the performance of Stage 'B' of the Transaction pursuant to the Deed of Sale is completed - the expiration of nine months after the Second Closing Date;

         (hereinafter the "Prohibited Sales Period").

11.      Federmann's Right of First Refusal
         ----------------------------------

         11.1 Subject to the provisions of Clause 10 above and Clause 12 below, if Koor wishes to Transfer any of the Koor Shares to a Third Party, it may only do so if it first enters into an agreement with a specific Third Party for the Transfer of those Shares, the agreement being subject to the Right of First Refusal vested in Federmann pursuant to this Agreement, and subject to the following provisions.

                  Koor shall provide Federmann written notice within 2 Business Days of entering the agreement with the Third Party, in which it shall notify Federmann that it has entered into a binding agreement for the Transfer of Shares from the Koor Shares to a Third Party (in this Clause 11 the "Third Party"), subject to the Right of First Refusal vested in Federmann pursuant to this Clause 11, and in the notice it shall detail the number of Shares that it has undertaken to Transfer to the Third Party (in this Clause the "Offered Shares"), the identify of the Third Party and the identity of all the Third Party's ultimate interested parties or to the extent that the Third Party wishes to receive a Transfer of the Offered Shares indirectly through a trustee and/or other person and/or entity in any manner, then the identity of every such trustee and other person and entity as aforesaid, the identity of the Third Party beneficiary and of all its ultimate interested parties, the number of the Shares held by the Third Party on the date of providing the notice, all to the same level of detail for which the Company and/or the Third Party would be obligated, in accordance with Israeli securities laws, for reporting the identity of the said entities and persons, were the Third Party an interested party in the Company, and the consideration that the Third Party has undertaken to pay to Koor for the Offered Shares (which shall only be cash consideration), the payment terms and all the other material conditions of the transaction, including all the conditions precedent of the transaction (hereinafter in this Clause the "Sales Notice").

         11.2 Until the end of a period of 21 Business Days commencing on the date of Federmann's receipt of the Sales Notice (hereinafter in this Clause 11 the "Acceptance Notice Period"), Federmann may give Koor written notice that it has decided to purchase the Offered Shares for the consideration and on the payment terms and other conditions detailed in the Sales Notice (hereinafter the "Acceptance Notice").

         11.3 In the event of Acceptance Notice being provided, Koor shall Transfer to Federmann and Federmann shall take a Transfer from Koor of all the Offered Shares, Free and Clear, for the consideration and on the terms and conditions detailed in the Sale Notice, within 7 Business Days of the date on which all the approvals and permits necessary for such transaction as aforesaid in accordance with applicable law are obtained and in any event not later than the expiration of 60 days from the date the Acceptance Notice is provided (hereinafter the "Completion Period"). The Parties shall cooperate in order to obtain all the approvals and permits necessary for the transaction as aforesaid as soon as possible.

         11.4 Should Federmann not provide Koor an Acceptance Notice in writing by the end of the Acceptance Notice Period or should Federmann provide an Acceptance Notice but the transaction mentioned in Clause 11.3 above not be completed by the end of the Completion Period other than due to a breach of this Agreement by Koor, Koor may Transfer the Offered Shares to the Third Party for the consideration and on the payment terms and other conditions detailed in the Sales Notice, provided that the transaction for the sale to the Third Party of the Offered Shares is completed by the expiration of 120 days from the end of the Acceptance Notice Period or from the end of the Completion Period, as the case may be (hereinafter the "Maximum Sales Period"), all subject to the provisions of Clauses 12.1 to 12.3 below.

         11.5 For the avoidance of doubt, should the transaction for the sale of the Offered Shares to the Third Party not be completed by the end of the Maximum Sales Period, Koor may only Transfer the Offered Shares after again providing a Right of First Refusal to Federmann as provided above in this Clause 11.

         11.6 From the end of the Prohibited Sales Period, the provisions of Clauses 11.1 to 11.5 above shall not apply with respect to a Stock Exchange sale of the Koor Shares by Koor in aggregate quantities not exceeding in any 12-month period 2% of the Company's issued share capital.

         11.7 Notwithstanding the provision of Clause 11.6 above, Koor may not Transfer, pursuant to Clause 11.6 above, in the aggregate, more than 950,000 of the Koor Shares that are held by it:

                  11.7.1 unless Federmann Transfers any of the Federmann Shares, except on a Transfer subject to Koor's Tag-Along Right pursuant to Clause 9 above, and except for a Transfer to a person or entity, the Shares held by which are deemed as held by Federmann in accordance with the provisions of Clause 17.6 below; or

                  11.7.2 unless the quantity of the Federmann Shares together with the Koor Shares falls below 45% of the Company's issued share capital, other than as a result of a breach of this Agreement by Koor.

12.      Transfer of Shares and Obligations Pursuant to the Agreement
         ------------------------------------------------------------

         Without derogating from the other provisions of this Agreement, including Clause 7 above, it is agreed that on any Transfer of the Federmann Shares by Federmann that is subject to Koor's Tag-Along Right under Clause 9 above, and on any Transfer of the Koor Shares by Koor that is subject to Federmann's Right of First Refusal under Clause 11 above (hereinafter in this Clause 12 the "Shares Being Transferred", and Koor and Federmann being respectively the "Transferor Party"), the following provisions shall apply:

         12.1 If the Transferor Party wishes to Transfer all the Federmann Shares or all the Koor Shares, as the case may be, the Transferor Party may not do so and such a Transfer shall be ineffective unless the Transferor Party Transfers and assigns to the transferee the Shares Being Transferred (in this Clause 12 the "Purchaser"), together with the Transfer of the Shares Being Transferred, all the rights and obligations of the Transferor Party pursuant to this Agreement, and the Purchaser and the Transferor Party so confirm in writing to the other Party as provided in Clause 12.3 below. On completion of the assignment and Transfer of all the Transferor Party's rights and obligations as aforesaid, the Transferor Party shall cease being a Party to this Agreement and shall be succeeded by the Purchaser.

         12.2 If the Transferor Party wishes to Transfer only a portion of the Federmann Shares or only a portion of the Koor Shares, as the case may be, then the Transferor Party may not do so and such a Transfer shall be ineffective, unless, together with the Transfer of the Shares being Transferred, the Purchaser assumes all the obligations of the Transferor Party jointly and severally with the Transferor Party and confirms said obligation in writing to the other Party as provided in Clause 12.3 below. For the avoidance of doubt, it is clarified that the Transferor shall continue to be entitled as against the other Party to all the rights vested in the Federmann Shares or the Koor Shares, as the case may be, that are held by it.

         12.3 In the event that Koor is the Transferor Party, Koor shall provide Federmann, together with the Sales Notice as mentioned in Clause 11.1 above, the written confirmation of Koor and the Purchaser as provided in Clause 12.1 above or the written confirmation of the Purchaser as provided in Clause 12.2 above, as the case may be, duly signed by the Purchaser and/or Koor, as the case may be.

                  In the event that Federmann is the Transferor Party, Federmann shall provide Koor, within 2 Business Days of signing an agreement with the Purchaser for the Transfer of the Offered Shares, as provided in Clause 9.4 or Clause 9.7 above, the written confirmation of the Purchaser, as provided in Clause 12.1 above or the written confirmation of Federmann and the Purchaser, as provided in Clause 12.2 above, as the case may be, duly signed by the Purchaser and/or Federmann, as the case may be.

         12.4 In addition to the foregoing, even in a case or cases in which Federmann Transfers any of the Federmann Shares that are held by it, the Transfer of which is not subject to Koor's Tag-Along Right pursuant to Clause 9 above, Federmann may, if it so desires, assign and Transfer its obligations pursuant to this Agreement or any of them so that the transferee of the Shares and Federmann shall be jointly and severally liable to Koor for all the obligations pursuant to this Agreement or a portion of them, in such proportion as determined between Federmann and the transferee of the Shares. For the avoidance of doubt, Federmann may exercise its right to assign and Transfer all or any of its obligations as provided in this Clause 12.4 together with a Transfer of any of the Federmann Shares, once or several times, in its discretion.

13.      Limitation on Restrictions and Rights
         -------------------------------------

         The limitations imposed with respect to a Share Transfer and the rights vested in the Parties in connection with a Share Transfer pursuant to Clauses 9 to 12 above only apply to the Federmann Shares and the Koor Shares, and those limitations and rights shall not apply with respect to other Shares in the Company that may be held by Federmann or Koor, as the case may be.

14.      Tag-Along Right to Purchase
         ---------------------------

         Should a Party to this Agreement (in this Clause 14 the "Purchasing Party") directly or indirectly, including through subsidiaries and/or any trustee, acquire Shares of the Company for total consideration in excess of US$ 25 million (in this Clause 14 the "Purchased Shares") from a Single Third Party, as defined in Clause 9.6 above (in this Clause 14 the "Seller"), whether or not on the Stock Exchange (in this Clause 14 the "Purchase Transaction"), the other

         Party to the Agreement (in this Clause 14 the "Other Party") shall have a right to tag along on such Acquisition as aforesaid, on the terms of the Purchase Transaction, and to acquire a portion of the securities that are being purchased (in this Clause 14 the "Purchase Tag-Along Right") in accordance with the provisions set out below:

         14.1 The Purchasing Party shall provide the other Party written notice within 3 Business Days of the completion of the Purchase Transaction, detailing the terms of the Purchase Transaction that it has made, including the quantity of additional Shares, the price (which shall only be cash consideration), the payment terms, the Seller's identity and every other material condition (in this Clause 14 the "Seller's Notice").

         14.2 Within 14 Business Days of receiving the Purchaser's notice, the Other Party shall give the Purchasing Party written notice if it is tagging along in the Purchase Transaction and of the quantity of Shares, out of the additional Shares, that it wishes to purchase, not exceeding such quantity the ratio between which it and the rest of the additional Shares is equal to the ratio:

                  (i) if Koor is the Other Party - between the Koor Shares that are held by Koor on the date the Purchaser's notice is given and the Federmann Shares that are held by Federmann on the date the Purchaser's notice is given;

                  (ii) if Federmann is the Other Party - between the Federmann Shares that are held by Federmann on the date the Purchaser's notice is given and the Koor Shares that are held by Koor on the date the Purchaser's notice is given.

         14.3 Should the Other Party give the Purchasing Party Tag-Along notice at such time as mentioned in Clause 14.2 above, the Purchasing Party shall Transfer to the Other Party Shares of the Company in the quantity specified in the Tag-Along notice, Free and Clear, for the consideration and on the terms detailed in the Purchaser's notice, all within 7 Business Days of the date of giving the Tag-Along notice.

15.      Term of the Agreement and Effect of the Agreement
         -------------------------------------------------

         15.1 This Agreement shall take effect on the First Closing Date. Should Stage 'A' of the Transaction (as the term is defined in the Deed of

                  Sale) not be performed and completed by the end of 3 Business Days after the Stage 'A' Completion Deadline (as defined in the Deed of Sale), then this Agreement shall be null and void and ineffective, without either of the Parties having any claim, complaint or demand against the other.

         15.2 This Agreement shall be in effect until the end of a period of 15 years from the date on which it enters into effect as provided in Clause 15.1 above or until such time as Federmann's holdings of the Federmann Shares together with Koor's holdings of the Koor Shares fall below 25% of the Company's issued share capital, whichever is the earlier.

         15.3 For the avoidance of doubt, it is clarified that this Agreement shall not come to an end if Koor or Federmann ceases to hold Koor Shares or the Federmann Shares, as the case may be, if together with a Transfer of the remainder of the Federmann Shares or the Koor Shares, as the case may be, the Transferor Party (as defined in Clause 12 above) Transferred and assigned all its rights and obligations pursuant to this Agreement to the Purchaser (as defined in Clause 12 above), and the provisions of this Agreement shall continue to apply and obligate the Purchaser and the Other Party.

16.      Koor's Withdrawal from the Controlling Interest
         -----------------------------------------------

         16.1 Koor may at any time from October 1, 2008, provide written notice to Federmann in which it shall inform Federmann of Koor's desire to bring to an end its rights and obligations pursuant to Clauses 4, 6 (if Koor is entitled to rights pursuant to Clause 6 at that time), 7, 8, 9, 10, 11 (except for Clauses 11.6 and 11.7), 12, 13 and 14 of this Agreement (hereinafter in this Clause 16 the "Revoked Clauses"), and on the expiration of 6 months from the date on which Federmann is given Koor's written notice as aforesaid (hereinafter in this Clause 16 the "Expiration Date"), all the Parties' rights and obligations pursuant to the Revoked Clauses shall expire so that the sole rights and obligations that will continue to obligate and entitle the Parties pursuant to this Agreement shall be the rights and obligations in Clause 5 above and this Clause 16, all without prejudice to either of the Party's rights to any relief in respect of a breach of any of the provisions of the Revoked Clauses that occurred prior to the Expiration Date.

         16.2 Should such notice be given by Koor and to the extent that Federmann so wishes, the Parties shall discuss the possibility of Koor's Shares that are held by Koor at that time being acquired by Federmann, alone or together with others, without the provisions of this Clause being such as to obligate either of the Parties to enter into such a purchase agreement or to permit Koor to Transfer the Koor Shares otherwise than in accordance with the provisions of Clauses
                  16.3 and 16.4 below.

         16.3 As from the Expiration Date, Koor may Transfer all or any of the Koor Shares that are held by it in any way, either by a Stock Exchange sale or otherwise, including a distribution in kind to its shareholders, subject nevertheless to Federmann's Right of First Offer as provided in Clause 16.4 below or in accordance with the provisions of Clauses 11.6 and 11.7 above.

         16.4     Federmann's Right of First Offer
                  --------------------------------

                  16.4.1 As of the Expiration Date, Koor may not Transfer any of the Koor Shares unless it first gives Federmann written notice detailing the quantity of the Koor Shares that it wishes to transfer (hereinafter the "Offered Shares").

                  16.4.2 Federmann may, but is not required to, within 14 Business Days of receiving Koor's notice as aforesaid (hereinafter in this Clause 16.4 the "Offer Period"), provide Koor written notice (hereinafter in this Clause 16.4 "Federmann's Notice"), informing Koor that it wishes to purchase from Koor the Offered Shares or the portion of them as specified by Federmann in Federmann's Notice (hereinafter in this Clause 16. the "Shares for Purchase") and the price per Share that it is willing to pay for those Shares (hereinafter in this Clause 16.4 the "Price Offered").

                  16.4.3 Within 7 Business Days of Koor's receiving Federmann's Notice, Koor shall provide Federmann written notice (hereinafter in this Clause 16.4 the "Koor's Notice") if it agrees or if it does not agree to Transfer to Federmann the Shares for Purchase at the Price Offered. Should Koor inform Federmann in Koor's Notice that it agrees to Transfer to Federmann the Shares for Purchase at the Price Offered, Koor shall Transfer to Federmann and Federmann shall accept from Koor a Transfer of the Shares for Purchase, and Federmann shall pay Koor the Price Offered, all by the expiration of 21 Business Days from the date Koor's Notice is received by Federmann (hereinafter in this Clause
                           16.4 the "Completion Period").

                  16.4.4 Should Koor inform Federmann in Koor's Notice that it does not agree to Transfer to Federmann the Shares for Purchase at the Price Offered, Koor may Transfer the Shares for

                           Purchase to a Third Party or Third Parties, but only at a price greater than the Price Offered on the same or more favorable payment terms to Koor than those specified in Clause 16.4.3 above, without any further obligation of Koor, all within 90 Business Days of the date Koor's Notice is given. For the avoidance of doubt, to the extent that the Shares for Purchase have not been Transferred by Koor to a Third Party as aforesaid within 90 Business Days of the date of Koor's notice being provided, Koor may only Transfer the Shares for Purchase after again providing Federmann the Right of First Offer as provided in this Clause 16.4.

                  16.4.5 Should Federmann not provide Federmann's Notice within the 14 Business Days mentioned in Clause
                           16.4.2 above or should Federmann state in Federmann's Notice that it wishes to acquire only some of the Offered Shares or if the Transfer of the Shares for Purchase has not been completed by the end of the Completion Period, otherwise than due to a breach of contract by Koor, Koor may, within 90 Business Days of the date on which Koor's Notice was provided as provided in Clause 16.4.3 above or from the end of the Completion Period, as the case may be, sell the Offered Shares (if Federmann's Notice has not been provided as aforesaid) or that portion of them that are not included in the Shares for Purchase (if Federmann's Notice is provided with respect to only a portion of the offered Shares).

                  16.4.6 For the purpose of Clauses 16.4.3 and 16.4.5 above, a Transfer of Shares by means of their distribution as a dividend in kind by Koor to its shareholders shall be deemed as a Transfer of Shares that is made on the date determining the rights to receive the dividend in kind by Koor's shareholders, and such Transfer as aforesaid shall be deemed as though made at the average closing price of the Company's shares on the Tel Aviv Stock Exchange in the 12 trading days before and in the 12 trading days after the date of giving Koor's written notice as provided in Clause 16.4.1 above.

17.      Miscellaneous
         -------------

         17.1 This Agreement may be signed in several separate copies and each copy signed by one of the Parties shall be treated as an original and all together they shall be treated as a single, complete document.

         17.2 No conduct by either of the Parties shall be deemed a waiver of any of its rights pursuant to this Agreement or by law or as its waiver of or acquiescence to in any breach or non-performance of any condition, unless the waiver, acquiescence, postponement, modification, cancellation or addendum has been done expressly and in writing.

         17.3 This Agreement contains, embodies, merges and expresses all the terms and conditions agreed between the Parties on the matters mentioned herein. Any promises, guarantees, agreements, whether written or oral, undertakings or representations on the matters mentioned in this Agreement that were given or made by the Parties prior to the making of this Agreement that have not found specific expression herein shall not be deemed to augment, derogate from or modify the rights and obligations provided in this Agreement or deriving herefrom, and the Parties shall not be bound by them from the date of this Agreement (hereinafter "Revocation of the Obligations Preceding Signature"). It is hereby expressly agreed that the Revocation of the Obligations Preceding Signature shall be effective even in the event that this Agreement is revoked or rescinded for any reason. The foregoing shall not be such as to impair the effect of the Parties' rights and obligations pursuant to the Sale [sic] Agreement.

         17.4 For the avoidance of doubt, the provisions of the Shareholders Agreement between Koor and the Company, including wording that is different from the wording of this Agreement, shall not in any manner be applied in the interpretation of this Agreement. Without prejudice to the generality of the foregoing, the exchanges of documents between the Parties prior to the signature of this Agreement, including the drafts exchanged between them, shall have no significance in the interpretation of this Agreement.

         17.5 Except as otherwise provided in this Agreement, the Parties' rights and obligations pursuant to this Agreement are not assignable and/or transferable. The provisions of this Clause are not such as to affect Federmann's right to exercise its right of first refusal as provided in Clause 11 above by means of any third party and/or third parties.

         17.6 In this Agreement any person or entity shall be deemed as holding all the Shares held by it, directly or indirectly and, without prejudice to the generality of the foregoing, all the Shares held, directly or indirectly, by any related entity and by any member of his family, as they are defined in the Securities Law, 5728-1968; and also all the Shares that are held by any person and/or entity that is construed in accordance with the provisions of the Securities Law, 5728-1968 as holding Shares of the Company together with that person or entity and also all the Shares held through a trustee and/or registration company, and also all the Shares that are held by another shareholder of the Company who is jointly and severally liable with a Party to this Agreement for the obligations pursuant to this Agreement. Nevertheless, a Party to this Agreement shall not, for the purpose of this Agreement, be treated as holding Shares that are held by the other Party to this Agreement.

         17.7 This Agreement shall be governed by the laws of the State of Israel, without taking into account its choice of law rules. Exclusive jurisdiction on all matters relating to this Agreement or deriving herefrom is vested in the competent courts in the City of Tel Aviv-Jaffa and in them alone.

         17.8 Each of the Parties to this Agreement shall bear the legal expenses that it is charged in respect of this Agreement.

         17.9 An obligation to vote by virtue of all of a Party's Shares in the Company in connection with any resolution in any way also includes the obligation to participate in the vote by virtue of all those Shares, and not to vote for any further or other proposed resolution that is such as to contradict, cancel or diminish said resolution.

         17.10 Without being such as to impose any further limitations on the Transfer of Shares other than that expressly provided in this Agreement, each of the Parties undertakes to act in good faith towards the other and not, by act or omission, to cause the frustration of this Agreement's provisions or any of them and/or to make them unrealizable.

         17.11 The Parties hereto may extend any time specified in this Agreement, either once or several times, by written notice signed by two officers of each Party to this Agreement, without any further approval being necessary.

18.      Notices

         18.1 The Parties' addresses for the purpose of this Agreement are as set out in the heading hereto or any other address in Israel of which one Party gives the other written notice.

         18.2 Any notice pursuant to this Agreement shall be in writing and be sent by registered mail or personal delivery by messenger to the address of the relevant Party, as mentioned in Clause
                  18.1 above, and that address shall in all respects in connection with this Agreement also be the address of that Party for the service of court process.

         18.3 Notice that is sent shall be treated as having reached the addressee and come to its knowledge within five Business Days if sent by registered mail or, if delivered in person by messenger by 17:00 hours on any Business Day, it shall be treated as received on the Business Day after delivery.


          IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT:


        (signed)                                           (signed)
   --------------------------                     --------------------------
   Koor Industries Ltd.                           Federmann Enterprises Ltd.

                                   (signed)
                          --------------------------
                          Heris Aktiengesellschaft